Exhibit 10.1

UNITED STATES DISTRICT COURT
DISTRICT OF CONNECTICUT

IN RE: PRICELINE.COM, INC. SECURITIES LITIGATION
This document relates to:	MASTER FILE NO. 3:00CV01884(AVC)
ALL ACTIONS

STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement (the “Stipulation”) is submitted pursuant to Rule 23 of the Federal Rules of Civil Procedure.  Subject to the approval of the Court, this Stipulation is entered into among class representatives R. Warren Ross, Thomas Linton, and John Anderson (“Class Plaintiffs”), on behalf of themselves and the “Class” (as defined below) and Defendants Priceline.com Incorporated. (“Priceline.com”), Jay Walker (“Walker”), Dan Schulman (“Schulman”), Richard Braddock (“Braddock”) and N. J. Nicholas (“Nicholas”) (Walker, Schulman, Braddock and Nicholas are collectively referred to as the “Individual Defendants”) (Priceline.com and the Individual Defendants are collectively referred to as the “Settling Defendants”), by and through their respective counsel.

WHEREAS:

A.            Beginning on October 2, 2000, twenty-two (22) related putative securities class actions — including, Twardy, et al v. Priceline.com, Inc, et al., No. 3:00-cv-01884-AVC; Weingarten v. Priceline.com, Inc., et al., No. 3:00-cv-01901-DJS; Berdakina v. Priceline.com, Inc, et al., No. 3:00-cv-01902-DJS; Howard Gunty Plan v. Priceline.com, Inc, et al., No. 3:00-cv-01917-DJS; Cerelli v. Priceline.com Inc, et al., No. 3:00-cv-01918-DJS; Mayer v. Priceline.com, Inc, et al., No. 3:00-cv-01923-DJS; Mazzo v. Priceline.com, Inc, et al., No. 3:00-

cv-01924-DJS; Anish v. Priceline.com, Inc, et al., No. 3:00-cv-01948-DJS; Fialkov v. Priceline.com, Inc, et al., No. 3:00-cv-01954-DJS; Zia v. Priceline. com, Inc, et al., No. 3:00-cv-01968-DJS; Mazzo v. Priceline. com, Inc, et al., No. 3:00-cv-01980-DJS; Atkin v. Priceline.com, Inc, et al., No. 3:00-cv-01994-DJS; Licht v. Priceline.com, Inc, et al., No. 3:00-cv-02049-DJS; Ayach, et al v. Priceline.com, Inc, et al., No. 3:00-cv-02062-DJS; Lyon v. Priceline.com, Inc, et al., No. 3:00-cv-02066-DJS; Kwan v. Priceline.com, Inc, et al., No. 3:00-cv-02069-DJS; Krim v. Priceline.com, Inc, et al., No. 3:00-cv-02083-DJS; Bazag v. Priceline. com, Inc, et al., No. 3:00-cv-02122-DJS; Breier v. Priceline.com, Inc, et al., No. 3:00-cv-02146-DJS; Caswell v. Priceline.com, Inc, et al., No. 3:00-cv-02169-DJS; Farzam, et al v. Priceline. com, Inc, et al., No. 3:00-cv-02176-DJS; Karas v. Priceline.com Inc, et al., No. 3:00-cv-02232-DJS — were filed in this Court and were subsequently consolidated under the above caption, and are hereinafter referred to as the “Action.” The Court appointed lead plaintiffs and appointed Scott + Scott, LLP, Johnson & Perkinson and Stull, Stull & Brody as Plaintiffs’ lead counsel;

B.            The Consolidated Amended Complaint dated October 29, 2001 (the “Complaint”) filed in the Action generally alleges that Settling Defendants and Deloitte & Touche LLP (“Deloitte”), inter alia, issued false and misleading press releases and other statements regarding Priceline.com’s financial condition and business prospects during the “Class Period” — January 27, 2000, through and including October 4, 2000 — in a scheme to artificially inflate the value of Priceline.com’s securities;

C.            The Complaint further alleges that Class Members (as defined below) purchased the securities of Priceline.com during the Class Period at prices artificially inflated as a result of, inter alia, the Settling Defendants’ and Deloitte’s dissemination of allegedly materially false and misleading statements regarding Priceline.com in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder;

D.            The Settling Defendants and Deloitte moved to dismiss the claims raised in the Complaint.  The Court, by Memorandum of Decision dated October 7, 2004, denied in part and granted in part the Settling Defendants’ motion to dismiss and granted Deloitte’s motion to dismiss without prejudice.

E.             The case was certified as a class action on April 4, 2006 and the Court appointed Thomas Linton, Mark B. Weiss, Marilyn Egel, R. Warren Ross and John Anderson as the Class Plaintiffs and appointed Scott + Scott, LLP and Johnson & Perkinson as Class Plaintiffs’

Counsel.  The Court denied the appointment of the Leisinger Pension Fund as a class representative.

F.             The Settling Defendants deny any wrongdoing whatsoever and this Stipulation shall in no event be construed or deemed to be evidence of or an admission or concession on the part of any Settling Defendant with respect to any claim or of any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that the Settling Defendants have asserted.  The parties to this Stipulation recognize that the litigation is being voluntarily settled after advice of counsel, and that the terms of the settlement are fair, adequate and reasonable.  This Stipulation shall not be construed or deemed to be a concession by any Plaintiff or Class Member of any infirmity in the claims asserted in the Action;

G.            Class Plaintiffs’ Counsel (as defined below) represent that they have conducted an extensive investigation relating to the claims and the underlying events and transactions alleged in the Complaint and that Class Plaintiffs’ Counsel have analyzed the evidence produced by Priceline.com as well as non parties and have researched the applicable law with respect to the claims of Plaintiffs and the Class against the Settling Defendants and the potential defenses thereto;

H.            Over the past three and one half years, with the assistance of retired United States District Judge Nicholas H. Politan and Robert A. Meyer, Esq., acting as special mediators, Plaintiffs, by their counsel, have conducted numerous discussions and arm’s length negotiations with counsel for Settling Defendants over the course of four extensive mediation sessions with respect to a compromise and settlement of the Action as against the Settling Defendants with a view to settling the issues in dispute and achieving the best relief possible consistent with the interests of the Class; and

I.              Based upon their investigation and review as set forth above, Plaintiffs and Class Plaintiffs’ Counsel have concluded that the terms and conditions of this Stipulation are fair, reasonable and adequate to the Class Members, and in their best interests, and have agreed to settle the claims raised in the Action pursuant to the terms and provisions of this Stipulation, after considering (a) the substantial benefits that Plaintiffs and the members of the Class will receive from settlement of the Action, (b) the attendant risks of litigation, and (c) the desirability of permitting the Settlement (as defined below) to be consummated as provided by the terms of this Stipulation.

NOW THEREFORE, without any admission or concession on the part of Plaintiffs of any lack of merit of the Action whatsoever, and without any admission or concession of any liability or wrongdoing or lack of merit in the defenses whatsoever by the Settling Defendants, it is hereby STIPULATED AND AGREED, by and among the parties to this Stipulation, through their respective attorneys, subject to approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, in consideration of the benefits flowing to the parties hereto from the Settlement, that all Settled Claims (as defined below) as against the Released Parties (as defined below) and all Settled Defendants’ Claims (as defined below) shall be compromised, settled, released and dismissed with prejudice, upon and subject to the following terms and conditions:

CERTAIN DEFINITIONS

1.             As used in this Stipulation, the following terms shall have the following meanings:

(a)           “Authorized Claimant” means a Class Member who submits a timely and valid Proof of Claim form to the Claims Administrator.

(b)           “Claims Administrator” means the person or entity appointed by the Court to administer the Settlement hereunder in the Court’s order preliminarily approving the Settlement and implementing the Notice.

(c)           “Class” and “Class Members” mean, for the purposes of this Settlement only, all persons and entities who purchased or otherwise acquired securities of Priceline.com during the Class Period and were damaged thereby. Excluded from the Class are (i) the Settling Defendants, (ii) the officers and directors of Priceline.com at all relevant times, (iii) members of Settling Defendants’ immediate families and their legal representatives, heirs, successors or assigns, (iv) any entity in which Settling Defendants have or at any time had a Controlling Interest (as defined below), and (v) Deloitte, or any of Deloitte’s partners, officers and directors.  Also excluded from the Class are any putative Class Members who exclude themselves by filing a request for exclusion in accordance with the requirements set forth in the Notice.

(d)           “Class Period” means, for the purposes of this Settlement only, the period of time between January 27, 2000 and October 4, 2000, inclusive.

(e)           “Class Plaintiffs’ Counsel” means the law firms of Scott + Scott LLP and Johnson & Perkinson.

(f)            “Controlling Interest” shall include any interest of ten percent (10%) or more of the common stock and/or voting rights of any entity, and any other interest in an entity that is sufficient to allow the party with such interest directly or indirectly to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting shares, by contract, or otherwise.

(g)           “Effective Date of Settlement” or “Effective Date” means the date upon which the Settlement contemplated by this Stipulation shall become effective, as set forth in ¶29 below.

(h)           “Final Order” means an order as to which there is no pending appeal, stay, motion for reconsideration or motion to vacate or similar request for relief, and as to which the period of time for a party to appeal has expired.  For purposes hereof if no appeal or motion for reconsideration, to vacate, or for similar relief is filed within thirty (30) days after entry of the order in the District Court, the order shall be deemed to be a Final Order.

(i)            “Notice” means the Notice of Pendency of Class Action and Proposed Settlement with Settling Defendants, Motion for Attorneys’ Fees and Settlement Fairness Hearing, which is to be sent to members of the Class substantially in the form attached hereto as Exhibit 1 to Exhibit A.

(j)            “Order and Final Judgment” means the proposed order to be entered approving the Settlement substantially in the form attached hereto as Exhibit B.

(k)           “Order for Notice and Hearing” means the proposed order preliminarily approving the Settlement and directing notice thereof to the Class substantially in the form attached hereto as Exhibit A.

(l)            “Plaintiffs’ Counsel” means Class Plaintiffs’ Counsel and all other counsel representing Plaintiffs in the Action.

(m)          “Proof of Claim” means the Proof of Claim and Release, which is to be sent to members of the Class substantially in the form attached hereto as Exhibit 2 to Exhibit A.

(n)           “Publication Notice” means the summary notice of proposed Settlement and hearing for publication substantially in the form attached as Exhibit 3 to Exhibit A.

(o)           “Released Parties” means any and all of the Settling Defendants, their past or present subsidiaries, parents, successors and predecessors, general partners, estates and assigns and all of the aforementioned persons’ and entities’ current or former officers, directors, agents, legal representatives, trustees, employees, attorneys, advisors, insurers, and investment advisors, auditors, accountants, underwriters and insurers of the foregoing, and any person, firm, trust, corporation, officer, director or other individual or entity in which any Settling Defendant has or at any time had a Controlling Interest or which is or at any time was related to or affiliated with any of the Settling Defendants (including, but not limited to, the Priceline WebHouse Club, Inc., Perfect Yardsale, Walker Digital LLC and Walker Digital Corp., and the accountants and auditors of any of them, in their capacities as such), and the estates, legal representatives, heirs, successors in interest or assigns of the Settling Defendants.  Notwithstanding the prior sentence, “Released Parties” does not include Deloitte in its capacity as the independent auditor of Priceline.com, or with respect to any liability Deloitte may have under the federal securities laws arising as a result of services performed, knowledge obtained or statements or omissions made in connection with (a) Deloitte’s engagement by Priceline.com as described in the engagement letters between Deloitte and Priceline.com dated May 3, 1999 and August 4, 2000, and/or (b) Deloitte’s audit opinion dated January 27, 2000 (and March 17, 2000 as to note 15).

(p)           “Settled Claims” means any and all claims, debts, demands, rights or causes of action or liabilities whatsoever (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liability whatsoever), whether based on federal, state, local, statutory or common law, or any other law, rule or regulation, whether foreign or domestic, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, at law or in equity, matured or unmatured, foreseen or unforeseen, whether class or individual in nature, including both known claims and Unknown Claims (as defined below), (i) that have been asserted in this Action by the Class Members or any of them against any of the Released Parties (whether pleaded in the Complaint or not), or (ii) that could have been asserted from the beginning of time to the end of time in any forum by the Class Members or any of them against any of the Released Parties, which arise out of, relate in any way to, or are based upon the allegations, transactions, facts, matters or occurrences, representations or omissions involved in, set forth in, or referred to, or that could have been asserted in the Complaint and relate to the purchase, sale, transfer or acquisition of securities of Priceline.com during the Class Period, or any actions, representations or omissions that were alleged or might have been alleged to affect the price of publicly traded securities of Priceline.com during the Class Period.  Notwithstanding the prior sentence, “Settled Claims” does not include any claims Class Members may have against Deloitte in its capacity as the independent auditor of Priceline.com, or with respect to any liability Deloitte may have under the federal securities laws arising as a result of services performed, knowledge obtained or statements or omissions made in connection with (a) Deloitte’s engagement by Priceline.com as described in the engagement letters between Deloitte and Priceline.com dated May 3, 1999 and August 4, 2000, and/or (b) Deloitte’s audit opinion dated January 27, 2000 (and March 17, 2000 as to note 15).  “Settled Claims” also does not include any claims that were asserted in the consolidated class action In re Initial Public Offering Securities Litigation, 21 M.C. 92 (S.A.S.) (S.D.N.Y.) (consolidating cases including In re Priceline.com, Inc. Initial Public Offering Securities Litigation, 01 Civ. 2261 (SAS)(LTS) (S.D.N.Y.)), or in In re Initial Public Offering Antitrust Litigation, 01-Civ.-2014 (WHP) (S.D.N.Y.).

(q)           “Settled Defendants’ Claims” means any and all claims, rights or causes of action or liabilities whatsoever, whether based on United States federal, state, local, statutory or common law, or any other law, rule or regulation, including both known claims and Unknown Claims, that have been or could have been asserted in the Action or any forum by any of the Released Parties or any of them or the successors and assigns of any of them against any of the Plaintiffs, Class Members or their attorneys, which arise out of or relate in any way to the institution, prosecution, or settlement of the Action (except for claims to enforce the Settlement).

(r)            “Settlement” means the settlement contemplated by this Stipulation.

(s)           “Settling Defendants” means Priceline.com and the Individual Defendants.

(t)            “Settling Defendants’ Counsel” means the law firms of Hennigan, Bennett & Dorman, LLP and Day Pitney LLP (representing Defendant Walker) and Cravath, Swaine & Moore LLP and Robinson & Cole LLP (representing all other Settling Defendants)

(u)           “Unknown Claims” means any and all Settled Claims which any Plaintiff or Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties, and any Settled Defendants’ Claims which any Settling Defendant does not know or suspect to exist in his or its favor, which if known by him or it might have affected his or its decision(s) with respect to the Settlement.  With respect to any and all Settled Claims and Settled Defendants’ Claims, the parties stipulate and agree that upon the Effective Date, the Plaintiffs and the Settling Defendants shall expressly waive, and each Class Member shall be deemed to have waived, and by operation of the Judgment shall have expressly waived, any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

Plaintiffs and Settling Defendants acknowledge, and Class Members by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Settled Claims and Settled Defendants’ Claims was separately bargained for and was a key element of the Settlement.

SCOPE AND EFFECT OF SETTLEMENT

2.             The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action as against the Settling Defendants and any and all Settled Claims as against all Released Parties and any and all Settled Defendants’ Claims.

3.             (a)           By operation of the Order and Final Judgment, upon the Effective Date of this Settlement, Plaintiffs and members of the Class on behalf of themselves and their respective estates, heirs, executors, administrators, successors and assigns and all persons acting in concert with, or who purport to act through, such persons, shall have waived, released, forever discharged and dismissed and agreed not to institute, maintain or prosecute, and shall forever be enjoined from commencing or prosecuting, each and every Settled Claim either directly, indirectly, or in a representative or any other capacity against any or all of the Released Parties.

(b)           By operation of the Order and Final Judgment, upon the Effective Date of this Settlement, each of the Settling Defendants, on behalf of themselves and the Released Parties, shall release and forever discharge each and every of the Settled Defendants’ Claims, and shall forever be enjoined from prosecuting the Settled Defendants’ Claims.

(c)           Upon the Effective Date of this Settlement, the Released Parties shall obtain bar order protection substantially in the form appearing in the Order and Final Judgment annexed hereto as Exhibit B.

THE SETTLEMENT CONSIDERATION

4.             Within fifteen (15) business days of the entry of the order preliminarily approving the Settlement, Priceline.com shall cause to be paid $80 million (the “Cash Settlement Amount”) into escrow for the benefit of Plaintiffs and the Class.  The Cash Settlement Amount and any interest earned thereon shall be the “Gross Settlement Fund”.

5.             (a)           The Gross Settlement Fund, net of any Taxes (as defined below) on the income thereof, shall be used to pay (i) the Notice and administration costs referred to in ¶7 hereof, (ii) the attorneys’ fee and expense award referred to in ¶8 hereof, and (iii) the remaining administration expenses referred to in ¶9 hereof and any other costs, payments or awards approved by the Court.  The balance of the Gross Settlement Fund after the above payments shall be the “Net Settlement Fund,” which shall be distributed to the Authorized Claimants as provided in ¶10-12 hereof. Any portions of the Gross Settlement Fund required to be held in escrow prior to the Effective Date pursuant to ¶4 hereof shall be held by Sovereign Bank and Boston Private Bank & Trust Company (the “Escrow Agent”) for the Settlement Fund.  Priceline.com’s payment pursuant to ¶4 hereof can be made to either bank.  Within three (3) days of the payment pursuant to ¶4 hereof, Sovereign Bank and Boston Private Bank & Trust Company will each hold one-half (1/2) of the Cash Settlement Amount.  The Gross Settlement Fund held by the Escrow Agent shall be deemed to be in the custody of the Court and shall remain subject to the jurisdiction of the Court until such time as the Net Settlement Fund shall be distributed to Authorized Claimants, or returned to the Settling Defendants pursuant to this Stipulation and/or further order of the Court.  The Escrow Agent shall invest any funds in excess of $100,000 in short term United States Agency or Treasury Securities (or a mutual fund invested solely in such instruments), and shall collect and reinvest all interest accrued thereon.  Any funds held in escrow in an amount of less than $100,000 may be held in an interest bearing bank account insured by the FDIC.  The parties hereto agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of Treasury Regulation § 1.46813-1 and that the Escrow Agent, as administrator of the Settlement Fund within the meaning of Treasury Regulation § 1.46813-2(k)(3), shall be responsible for filing tax returns for the Settlement Fund and paying from the Settlement Fund any Taxes owed with respect to the Settlement Fund.  Counsel for Settling Defendants agree to provide promptly to the Escrow Agent the statement described in Treasury Regulation § 1.46813-3(e).

(b)           All (i) taxes on the income of the Gross Settlement Fund and (ii) expenses and costs incurred in connection with the taxation of the Gross Settlement Fund (including, without limitation, expenses of tax attorneys and accountants) (collectively “Taxes”) shall be paid out of the Gross Settlement Fund, shall be considered to be a cost of administration of the Settlement and shall be timely paid by the Escrow Agent without prior Order of the Court.  The

Settling Defendants and Released Parties shall have no liability or responsibility for the payment of any Taxes.  The Gross Settlement Fund shall indemnify and hold the Settling Defendants and Released Parties harmless for any Taxes (including, without limitation, Taxes payable by reason of any such indemnification).

ADMINISTRATION

6.             The Claims Administrator shall administer the Settlement subject to the jurisdiction of the Court.  Except as stated in ¶14 hereof, Settling Defendants shall have no responsibility for the administration of the Settlement and shall have no liability to the Class in connection with such administration.  To the extent they are in the possession of the requested information, Settling Defendants’ Counsel shall cooperate in the administration of the Settlement to the extent reasonably necessary to effectuate its terms, including providing without charge all information from Priceline.com’s transfer records, if available, concerning the identity of Class Members and their transactions.

7.             Class Plaintiffs’ Counsel may pay from the Cash Settlement Amount, without further approval from the Settling Defendants or the Court, the reasonable costs and expenses up to the sum of $300,000 associated with identifying members of the Class and effecting mail Notice and Publication Notice to the Class, and the administration of the Settlement, including without limitation, the actual costs of publication, printing and mailing the Notice, reimbursements to nominee owners for forwarding notice to their beneficial owners, and the administrative expenses incurred and fees charged by the Claims Administrator in connection with providing notice and processing the submitted claims.

ATTORNEYS’ FEES AND EXPENSES

8.             Class Plaintiffs’ Counsel will apply to the Court for an award from the Gross Settlement Fund of attorneys’ fees not to exceed one-third (33 1/3%) of the Gross Settlement Fund and reimbursement of expenses, plus interest.  Such attorneys’ fees, expenses, and interest as are awarded by the Court shall be paid from the Gross Settlement Fund to Class Plaintiffs’ Counsel immediately upon award, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the settlement or any part thereof, subject to Plaintiffs’ Co-Lead Counsel’s obligation to make appropriate refunds or repayments to the Settlement Fund plus accrued interest at the same net rate as is earned by the Gross Settlement Fund, if and when, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or cost award is reduced or reversed, or return of the Gross Settlement Fund is required consistent with the provisions of ¶25 hereof.  Notwithstanding any other provision of this Stipulation to the contrary, the procedure for the allowance (in whole or in part) by the Court of any application by Class Plaintiffs’ Counsel for attorney’s fees, costs, and expenses, to be paid out of the Gross Settlement Fund are to be considered by the Court separately and apart from its consideration of the fairness, reasonableness, and adequacy of the Settlement, and any order or proceeding relating to the award of fees and expenses, or any appeal of any order relating thereto, shall not operate to terminate or cancel this Stipulation and Settlement of this Action.

ADMINISTRATION EXPENSES

9.             Class Plaintiffs’ Counsel will apply to the Court, on notice to Settling Defendants’ Counsel, for an order (the “Class Distribution Order”) approving the Claims Administrator’s administrative determinations concerning the acceptance and rejection of the claims submitted herein and approving any fees and expenses not previously applied for, including the fees and expenses of the Claims Administrator and/or Class Plaintiffs’ Counsel, and, if the Effective Date has occurred, directing payment of the Net Settlement Fund to Authorized Claimants.

DISTRIBUTION TO AUTHORIZED CLAIMANTS

10.           The Claims Administrator shall determine each Authorized Claimant’s pro rata share of the “Net Settlement Fund” based upon each Authorized Claimant’s Recognized Claim as defined in the Plan of Allocation described in the Notice annexed hereto as Exhibit 1 to Exhibit A, or in such other Plan of Allocation as the Court approves.

11.           The Plan of Allocation proposed in the Notice is not a necessary term of this Stipulation and it is not a condition of this Stipulation that any particular Plan of Allocation be approved.

12.           Each Authorized Claimant shall be allocated a pro rata share of the Net Settlement Fund based on his or her Recognized Claim compared to the total Recognized Claims of all accepted claimants.  This is not a claims-made settlement.  The Settling Defendants shall not be entitled to get back any of the settlement monies, or interest earned thereon, once the Settlement becomes final.  The Settling Defendants shall have no involvement in reviewing or challenging claims.

ADMINISTRATION OF THE SETTLEMENT

13.           Any member of the Class who does not submit a valid Proof of Claim will not be entitled to receive any of the proceeds from the Net Settlement Amount but will otherwise be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims.

14.           The Claims Administrator shall process the Proofs of Claim and, after entry of the Class Distribution Order, distribute the Net Settlement Fund to the Authorized Claimants.  Except for their obligation to pay the Settlement Amount, and to cooperate in the production of information with respect to the identification of Class Members from Priceline.com’s shareholder transfer records, as provided herein, Settling Defendants shall have no liability, obligation or responsibility for the administration of the Settlement or disbursement of the Net Settlement Fund.  Class Plaintiffs’ Counsel shall have the right, but not the obligation, to advise the Claims Administrator to waive what Class Plaintiffs’ Counsel deem to be formal or technical defects in any Proofs of Claim submitted in the interests of achieving substantial justice.

15.           For purposes of determining the extent, if any, to which a Class Member shall be entitled to be treated as an Authorized Claimant, the following conditions shall apply:

(a)           Each Class Member shall be required to submit a Proof of Claim (see attached Exhibit 2 to Exhibit A), supported by such documents as are designated therein, including proof of the transactions claimed and the losses incurred thereon, or such other documents or proof as the Claims Administrator, in its discretion may deem acceptable;

(b)           All Proofs of Claim must be submitted by the date specified in the Notice, unless such period is extended by Order of the Court.  Any Class Member who fails to submit a Proof of Claim by such date shall be forever barred from receiving any payment pursuant to this Stipulation (unless, by Order of the Court, a later submitted Proof of Claim by such Class Member is approved), but shall in all other respects be bound by all of the terms of this Stipulation and the Settlement including the terms of the Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims.  Provided that it is received before the motion for the Class Distribution Order is filed, a Proof of Claim shall be deemed to have been submitted when posted, if received with a postmark indicated on the envelope and if mailed by first-class mail and addressed in accordance with the instructions thereon.  In all other cases, the Proof of Claim shall be deemed to have been submitted when actually received by the Claims Administrator;

(c)           Each Proof of Claim shall be submitted to and reviewed by the Claims Administrator, who shall determine in accordance with this Stipulation and the approved Plan of Allocation the extent, if any, to which each claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below;

(d)           Proofs of Claim that do not meet the submission requirements may be rejected.  Prior to rejection of a Proof of Claim, the Claims Administrator shall communicate with the Claimant in order to remedy the curable deficiencies in the Proofs of Claim submitted.  The Claims Administrator shall notify, in a timely fashion and in writing, all Claimants whose Proofs of Claim they propose to reject in whole or in part, setting forth the reasons therefor, and shall indicate in such notice that the Claimant whose claim is to be rejected has the right to a review by the Court if the Claimant so desires and complies with the requirements of subparagraph (e) below;

(e)           If any Claimant whose claim has been rejected in whole or in part desires to contest such rejection, the Claimant must, within twenty (20) days after the date of mailing of the notice required in subparagraph (d) above, serve upon the Claims Administrator a notice and statement of reasons indicating the Claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court.  If a dispute concerning a claim cannot be otherwise resolved, Class Plaintiffs’ Counsel shall thereafter present the request for review to the Court; and

(f)            The administrative determinations of the Claims Administrator accepting and rejecting claims shall be presented to the Court, on notice to Settling Defendants’ Counsel, for approval by the Court in the Class Distribution Order.

16.           Each Claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the Claimant’s claim, and the claim will be subject to investigation and discovery under the Federal Rules of Civil Procedure, provided that such investigation and discovery shall be limited to that Claimant’s status as a Class Member and the validity and amount of the Claimant’s claim.  With regard to any discovery pursuant to this paragraph, no discovery shall be allowed to be directed to any of the Individual Defendants.  No discovery shall be allowed on the merits of the Action or Settlement in connection with processing of the Proofs of Claim.

17.           Payment pursuant to this Stipulation shall be deemed final and conclusive against all Class Members.  All Class Members whose claims are not approved by the Court shall be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment to be entered in the Action and the releases provided for herein, and will be barred from bringing any action against the Released Parties concerning the Settled Claims.

18.           All proceedings with respect to the administration, processing and determination of claims described by ¶15 of this Stipulation and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of claims, shall be subject to the jurisdiction of the Court.

19.           The Net Settlement Fund shall be distributed to Authorized Claimants by the Claims Administrator only after the Effective Date and after: (i) all Claims have been processed, and all Claimants whose Claims have been rejected or disallowed, in whole or in part, have been notified and provided the opportunity to be heard concerning such rejection or disallowance; (ii) all objections with respect to all rejected or disallowed claims have been resolved by the Court, and all appeals therefrom have been resolved or the time therefor has expired; (iii) all matters with respect to attorneys’ fees, costs, and disbursements have been resolved by the Court, all appeals therefrom have been resolved or the time therefor has expired; and (iv) all fees and costs of administration have been paid.

TERMS OF ORDER FOR NOTICE AND HEARING

20.           Promptly after this Stipulation has been fully executed, Class Plaintiffs’ Counsel and Settling Defendants’ Counsel jointly shall apply to the Court for entry of an Order for Notice and Hearing, substantially in the form annexed hereto as Exhibit A.  Class Plaintiffs’ Counsel and Settling Defendants’ Counsel shall jointly request that the postmark deadline for submitting exclusions from this Settlement be set at least 14 calendar days prior to the Settlement Fairness Hearing.  Upon receiving any request(s) for exclusion pursuant to the Notice, the Claims Administrator shall promptly notify Class Plaintiffs’ Counsel and Settling Defendants’ Counsel of such request(s) for exclusion.

TERMS OF ORDER AND FINAL JUDGMENT

21.           If the Settlement contemplated by this Stipulation is approved by the Court,

counsel for the parties shall request that the Court enter an Order and Final Judgment substantially in the form annexed hereto as Exhibit B.

OPT-OUT TERMINATION RIGHT

22.           Simultaneously herewith, Class Plaintiffs’ Counsel and Settling Defendants’ Counsel are executing a “Supplemental Agreement” setting forth certain conditions under which this Stipulation may be withdrawn or terminated by the Settling Defendants if Class Members who purchased or otherwise acquired in excess of a certain number of Priceline.com securities purchased or acquired during the Class Period exclude themselves from the Class subject to the terms and conditions set forth in the Supplemental Agreement.  The Supplemental Agreement shall not be filed prior to the Settlement Fairness Hearing unless a dispute arises as to its terms.  In the event of a withdrawal from this Stipulation pursuant to the Supplemental Agreement, this Stipulation shall become null and void and of no further force and effect and the provisions of paragraph 25 shall apply.  Notwithstanding the foregoing, this Stipulation shall not become null and void as a result of the election by the Settling Defendants to exercise their option to withdraw from the Stipulation pursuant to the Supplemental Agreement until the conditions set forth in the Supplemental Agreement have been satisfied.

EFFECTIVE DATE OF SETTLEMENT, WAIVER OR TERMINATION

23.           The Effective Date of Settlement shall be the date when all the following shall have occurred:

(a)           approval by the Court of the Settlement, following notice to the Class and a hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure; and

(b)           entry by the Court of an Order and Final Judgment, substantially in the form set forth in Exhibit B annexed hereto, and the expiration of any time for appeal or review of such Order and Final Judgment, or, if any appeal is filed and not dismissed, after such Order and Final Judgment is upheld on appeal in all material respects and is no longer subject to review upon appeal or review by writ of certiorari, or, in the event that the Court enters an order and final judgment in form other than that provided above (“Alternative Judgment”) and none of the parties hereto elect to terminate this Settlement, the date that such Alternative Judgment becomes final and no longer subject to appeal or review.

24.           Settling Defendants or Class Plaintiffs’ Counsel shall have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so

(“Termination Notice”) to all other parties hereto within thirty (30) days of: (a) the Court’s declining to enter the Order for Notice and Hearing or declining to enter any material part of that order; (b) the Court’s refusal to approve this Stipulation or any material part of it; (c) the Court’s declining to enter the Order and Final Judgment or declining to enter any material part of that order; (d) the date upon which the Order and Final Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court; or (e) the date upon which an Alternative Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court.  Notwithstanding the prior paragraph, Settling Defendants shall also have the right to terminate the Settlement and this Stipulation pursuant to the terms set forth in the Supplemental Agreement.

25.           Except as otherwise provided herein, in the event the Settlement is terminated, vacated, or fails to become effective for any reason, then the parties to this Stipulation shall be deemed to have reverted to their respective status in the Action as of 5:00 p.m. (Eastern Time), March 29, 2007, and, except as otherwise expressly provided, the parties shall proceed in all respects as if this Stipulation and any related orders had not been entered, and the entirety of the Gross Settlement Amount (including, but not limited to, any attorneys fees and costs awarded to Plaintiffs’ Counsel or any of them), together with any interest earned thereon, less any Taxes due with respect to such income, and less costs of administration and notice actually incurred and paid or payable from the Settlement Amount (not to exceed $300,000 without the prior approval of Settling Defendants or the Court) shall be returned pro rata to the persons paying the same.

NO ADMISSION OF WRONGDOING

26.           This Stipulation, whether or not consummated, and any proceedings taken pursuant to it:

(a)           shall not be offered or received against the Settling Defendants as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any of the Settling Defendants with respect to the truth of any fact alleged by any of the Plaintiffs or Class Members or the validity of any claim that has been or could have been asserted in the Action or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Action or in any litigation, or of any liability, negligence, fault, or wrongdoing of the Settling Defendants;

(b)           shall not be offered or received against the Settling Defendants as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Settling Defendant;

(c)           shall not be offered or received against the Settling Defendants as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the Settling Defendants, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, Settling Defendants may refer to it to effectuate the liability protection granted them hereunder;

(d)           shall not be construed against the Settling Defendants as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; and

(e)           shall not be construed as or received in evidence as an admission, concession or presumption against Plaintiffs or any of the Class Members that any of their claims are without merit, or that any defenses asserted by the Settling Defendants have any merit, or that damages recoverable under the Complaint would not have exceeded the Gross Settlement Fund.

MISCELLANEOUS PROVISIONS

27.           All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

28.           Each Settling Defendant warrants as to himself or itself that, as to the payments made by or on behalf of him or it, at the time of such payment that the Settling Defendant made or caused to be made pursuant to ¶4 above, he or it was not insolvent nor will the payment required to be made by or on behalf of him or it render such Settling Defendant insolvent within the meaning of and/or for the purposes of the United States Bankruptcy Code, including §§ 101 and 547 thereof.  This warranty is made by each such Settling Defendant and not by such Settling Defendant’s Counsel.

29.           The parties to this Stipulation intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Class Members against the Released Parties with respect to the Settled Claims.  Accordingly, Plaintiffs and Settling Defendants agree not to assert in any forum that the litigation was brought by Plaintiffs or defended by Settling Defendants in bad faith or without a reasonable basis.  The parties hereto shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense, or settlement of the Action.  The parties agree that the amount paid and the other terms of the Settlement were negotiated at arm’s length in good faith by the parties, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel.

30.           This Stipulation may not be modified or amended, nor may any of its provisions be waived except by a writing signed by all parties hereto.

31.           The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

32.           The administration and consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys’ fees and expenses to Plaintiffs’ Counsel and enforcing the terms of this Stipulation.

33.           The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

34.           This Stipulation and its exhibits constitute the entire agreement among the parties hereto concerning the Settlement of the Action, and no representations, warranties, or inducements have been made by any party hereto concerning this Stipulation and its exhibits other than those contained and memorialized in such documents.

35.           This Stipulation may be executed in one or more counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the parties to this Stipulation shall exchange among themselves original signed counterparts.

36.           This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

37.           The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the internal laws of the State of Connecticut, without regard to conflicts of laws, except to the extent that federal law requires that federal law governs.

38.           This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm’s-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Stipulation.

39.           All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related Settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

40.           Class Plaintiffs’ Counsel and Settling Defendants’ Counsel agree to cooperate fully with one another in seeking Court approval of the Order for Notice and Hearing, the Stipulation and the Settlement, and to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the District Court of the Settlement.

Dated:	By:
David R. Scott (ct16080)
SCOTT + SCOTT LLC
108 Norwich Ave,
Colchester CT 06415

Dated:	By:
Jacob B. Perkinson
JOHNSON & PERKINSON
1690 Williston Road
South Burlington, VT 05403

Attorneys for Class Plaintiffs

Dated:	By
Daniel Slifkin (ct21203)
CRAVATH, SWAINE & MOORE LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Telephone: (212) 474-1000
Fax: (212) 474-3700
-and-
Joseph L. Clasen (ct04090)
ROBINSON & COLE, LLP
Financial Centre
695 East Main Street
P.O. Box 10305
Stamford, CT 06904-2305
Telephone: (203) 462-7500
Fax: (203) 462-7599

Attorneys for Defendants Priceline.com Inc., N.J. Nicholas, Daniel Schulman and Richard S. Braddock

Dated:	By
Jeanne E. Irving (phv01118)
HENNIGAN, BENNETT & DORMAN LLP
865 South Figueroa Street, Suite 2900
Los Angeles, California 90017
Telephone: (213) 694-1200
Fax: (213) 694-1234
-and-
Thomas D. Goldberg (ct04386)
DAY PITNEY LLP
One Canterbury Green
Stamford, CT 06901
	Phone:	(203) 977-7300
	Fax:	(203) 977-7301

Attorneys for Defendant Jay S. Walker